EXHIBIT 23.1


     CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of Sterling Financial Corporation on Form S-8 (File No. 33-55754 and 33-55756) of our report, which includes an explanatory paragraph describing the changes in the methods of accounting for impairment of long-lived assets and mortgage servicing rights as of July 1, 1996 and impaired loans as of July 1, 1995, dated February 7, 1997, on our audits of the consolidated financial statements of Sterling Financial Corporation as of December 31, 1996 and June 30, 1996, and for the six months ended December 31, 1996 and the fiscal years ended June 30, 1996 and 1995, which report is included in this Annual Report on Form 10-K.




                                    /s/  COOPERS & LYBRAND L.L.P.


     Spokane, Washington
     February 21, 1997
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